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                                                                    Exhibit 2(b)

                                                                  Execution Copy



                             AMENDMENT NO. 1 TO THE
                  RECAPITALIZATION AGREEMENT AND PLAN OF MERGER


                  Amendment No. 1, dated as of April 17, 1997 (this "Amendment"), to the Recapitalization Agreement and Plan of Merger, dated as of March 4, 1997 (the "Recapitalization Agreement"), among Greenwich II LLC, a Delaware limited liability company (the "Parent"), GST Acquisition Corp., a Delaware corporation (the "Purchaser") and Telex Communications Group, Inc., a Delaware corporation (the "Company").

                  WHEREAS, Parent, the Purchaser and the Company have heretofore entered in the Recapitalization Agreement;

                  WHEREAS, Parent, the Purchaser and the Company have agreed to amend certain provisions of the Recapitalization Agreement;

                  WHEREAS, the Bank commitments among Parent, the Purchaser and certain banks party thereto (collectively, the "Banks") have been amended by an amendment dated as of April 2, 1997 (the "Commitment Amendment"), among the Banks, Parent and the Purchaser;

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent, the Purchaser and the Company do hereby agree as follows:

Section 1. Definitions Unless otherwise defined herein, capitalized terms that are defined in the Recapitalization Agreement and used herein shall have the meanings set forth in the Recapitalization Agreement.

Section 2.        Amendments

                  2.1 Section 1.7. of the Recapitalization Agreement is hereby amended and restated in its entirety as follows:

                  "Upon the terms and subject to the conditions of this Agreement and after the vote of the stockholders of the Company in favor of the adoption of the Merger and this Agreement has been obtained, the Company shall execute in the manner required by the DGCL, and deliver to the Secretary of State

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                  of the State of Delaware, a duly executed certificate of
                  merger as required by the DGCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 1.7, a closing will be held at the offices of O'Melveny & Myers LLP, Citicorp Center, 153 East 53rd Street, 54th Floor, New York, New York, on May 2, 1997 (or such other time as the Purchaser and the Company may agree, immediately after the conditions set forth in Article IV have been satisfied or waived) for the purpose of confirming all of the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time". It is the intent of the parties that the Effective Time occur as soon as is practicable with the proceeds of the Financing; provided that notwithstanding the foregoing the Purchaser shall have the right to utilize sources of funding other than the Financing (such as by the issuance of senior subordinated notes) so long as the use of such sources does not delay the Effective Time beyond May 2, 1997; and provided further that in the event that on or subsequent to April 18, 1997, the Company determines, in its reasonable judgment, that there is a reasonable likelihood that the proceeds of the $125.0 million senior subordinated credit facility (the " Bridge Facility") included in the Bank Commitments (as hereafter defined) will be required to cause the Effective Time to occur no later than May 2, 1997, the Company may, by providing notice to such effect, require the Purchaser to cause to be prepared and negotiated definitive documentation for the Bridge Facility so as to enable the Effective Time to occur no later than May 2, 1997 utilizing the proceeds of the Bridge Facility."

Section 3. Commitment Amendment The Company hereby acknowledges receipt of a copy of the Commitment Amendment and agrees that all references to the Bank Commitments in the Recapitalization Agreement shall mean and be a reference to the Bank Commitments as amended by such Commitment Amendment.

Section 4. Miscellaneous

                  4.1 Each reference in the Recapitalization Agreement to "this Agreement", "hereof", "hereunder" or words of like import referring to the Recapitalization Agreement shall mean and be a reference to the Recapitalization Agreement as amended by this Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Recapitalization Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated

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herein. The Recapitalization Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

                  4.2 This Amendment may be executed in any number of counterparts each of which shall be an original and all of which taken together shall constitute one and the same Amendment.

                  4.3 This Amendment shall be governed by, and construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions thereof.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the day and year first above written.

                               TELEX COMMUNICATIONS GROUP, INC.


                               By:__________________________________
                                  Name:
                                  Title:



                               GREENWICH II LLC


                               By: Greenwich Street Capital Partners, L.P., its managing member
                               By:  Greenwich Street Investments,
                                    L.P., its general partner
                               By:  Greenwich Street Investments,
                                    Inc., General Partner


                               By:__________________________________
                                  Name:  Nicholas E. Somers
                                  Title: Vice President and Treasurer



                               GST ACQUISITION CORP.


                               By:__________________________________
                                  Name:  Nicholas E. Somers
                                  Title: President

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